INVESTOR RELATIONS

LETTER OF AGREEMENT

FOR

ARKADOS GROUP, INC.

We are pleased that you have retained us as investor relations advisors for Arkados Group, Inc. (“you” or the “Customer”). This letter (the “Agreement”) describes the terms of our engagement, effective as of September 1, 2013 (the “Effective Date”). References to “PLR” or “we” in this Agreement shall refer to Porter, Le Vay and Rose, Inc.

1.          SERVICES. In consideration of the fees set forth below, and upon the direction of the Chief Executive Officer and in consultation with the general counsel of the Customer we will create, prepare, and disseminate information and written material, write or edit press releases, review existing slide presentations and maintain contact with members of the financial community. Additional services available on a per-project basis include contact with consumer and business/financial trade media and PR activities relating to industry trade shows, special events, satellite tours or press conferences.

2.          FEES. During the term of this Agreement, we will be entitled to a fee of $9,000 ($3,000) per month. The monthly fee will be payable in advance, by the first day of each month. An additional fee of Seven Hundred Dollars ($700) per day will be charged for all business conferences and meetings where the Customer has exclusive attention and use of PLR personnel, as requested in writing by the Customer. The first payment must be received by PLR on or before the effective date of this Agreement, set forth above. All fees paid under this agreement are non-refundable.

You will be responsible for all out-of-pocket expenses incurred by PLR on your behalf, when we have provided an estimate of such fees to be incurred in advance and you have approved same in writing. We will calculate expenses at our net cost plus standard agency service fee of 18% for the following expenses: art work, production printing, production photography, advertising, mailings and sales presentations. We will bill you at our net cost with no markup added for all other expenses incurred on your behalf.

All payments are due upon receipt of invoice. PLR may, in its sole discretion, charge interest of 1.5% per month (18% per year) on any amount due that is not paid within thirty (30) days of the date of invoice. PLR, in its sole discretion, may suspend all services provided under this agreement if any invoice is unpaid within sixty (60) days of receipt and upon 10 days written notice to Customer. PLR will resume services upon satisfaction of all amounts outstanding.

3.          TERM. This Agreement shall remain in effect for three months after the Effective Date set forth above (i.e. until November 30, 2013). After the initial term, this Agreement shall be automatically renewed for a term of one year, at a fee increase to be negotiated by both parties, unless either party gives the other party thirty (30) days written notice of its choice not to renew. This Agreement may be terminated by either party after the initial term upon thirty (30) days written notice.

Seven Penn Plaza ▪ Suite 810 ▪ New York, NY 10001 ▪ 212.564.4700 ▪ Fax: 212.244.3075 ▪ www.plrinvest.com

4.            RELIANCE ON INFORMATION. It is understood that as public relations advisors for Customer, we, of necessity, must at all times rely upon Customer, its officers, directors and employees, as to the accuracy and completeness of information and material furnished to us by any of them. In connection with PLR’s activities on your behalf, you agree to cooperate with PLR and will furnish to us all information and data concerning Customer which we deem appropriate and will provide PLR with access to the your officers, directors, employees as we deem appropriate, provided however, that any requests for access such personnel or information will be made in writing to you in advance. Customer represents and warrants that all information provided to PLR at all times during the period of the engagement of PLR pursuant to this Agreement be, to the best of Customer’s knowledge, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

5.            CONFIDENTIALITY. We agree that all of the information provided to PLR pursuant to this Agreement (the “Customer Information”) is confidential and that we will not, directly or indirectly, disclose any of it to any person, except members of PLR’s professional staff who are involved in this engagement and PLR’s outside counsel and that all such persons having access to such information will likewise be bound by this obligation of confidentiality. We further agree that we will not, directly or indirectly, use any such information for any purpose other than the services to be provided pursuant to this Agreement Notwithstanding the foregoing, we shall not be obligated to preserve as confidential any Customer Information which (i) is known by PLR prior to its engagement hereunder, as proven by documentary evidence (ii) is otherwise publicly available or known to the public through no fault of PLR or any person acting on behalf of PLR, (iii) is disclosed to us on a non-confidential basis by a third party which, to the best of our knowledge and belief, is entitled to disclose it or (iv) is required to be disclosed by PLR by court order or similar process, provided however, that we shall have first notified the Customer of such demand for disclosure and cooperate with Customer in all efforts to suppress disclosure, where the Customer deems appropriate. If this Agreement expires or is terminated for any reason and under any circumstances, we agree that it will continue to hold all of the Customer Information as confidential and will not use, disclose or communicate any of it to any persons for any reason whatsoever.

6.            INDEMNIFICATION. It is our custom to receive indemnification from customers in connection with our services. Accordingly, Customer agrees to provide the indemnification set forth in Exhibit A hereto.

7.            ASSIGNMENT. The benefits of this Agreement shall inure to the parties hereto, their respective subsidiaries, successors and assigns and to the Indemnified Parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be assigned by any party hereto without the prior written approval of the other party hereto. Any purported assignment in violation of the provisions of this Section 7 shall be null and void ab initio.

8.            MISCELLANEOUS.

(a) If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

(b) This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing and signed by a duly authorized representative of each party.

(c)   The Customer has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby (including, without limitation, a Transaction). This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Customer and has been duly executed and delivered by the Customer and constitutes a legal, valid and binding agreement of the Customer, enforceable in accordance with its terms.

(d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of law principles thereof. The parties consent to the jurisdiction of the courts of the State of New Jersey or New York.

9.          COLLECTION. If PLR is forced to start collection proceedings to recover amounts owed by Customer, Customer agrees to pay all costs and expenses, including reasonable attorney’s fees of 25% of the amount owed.

Please indicate your approval of this agreement by signing the original copy of this letter and returning it for our files. We look forward to working with you.

PORTER, LE VAY & ROSE, INC.

BY:	/s/ Michael J. Porter	DATE:	9/17/13
	Michael J. Porter		September 1, 2013
President

Accepted and agreed to as of the date first written below:

ARKADOS GROUP, INC.

By:	/s/ Terrence DeFranco	DATE:	9/17/13
	Terrence DeFranco		September 1, 2013
CEO

Exhibit A

Indemnification

(a) The Customer agrees to indemnify PLR and its affiliates and their respective members, directors, officers, employees, agents and controlling persons (PLR and each such person being an “Indemnified Party”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, expenses and liabilities (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, investigation or proceeding), to which such Indemnified Party may become subject under any applicable federal or state law or otherwise, and related to or arising out of the engagement of PLR pursuant to, and its performance of the services contemplated by, this Agreement. Upon written request, the Customer will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Customer. The Customer will not be liable under the foregoing indemnification provisions to the extent that any loss, claim, damage or liability is finally determined by a court of competent jurisdiction to have resulted from an Indemnified Party's bad faith, willful misconduct or gross negligence.

(b) If any action, claim or proceeding shall be brought or asserted against any Indemnified Party with respect to which indemnity may be sought hereunder, the Customer shall assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to employ separate counsel if (i) the Customer shall have failed promptly to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to such Indemnified Party, (ii) the representation of such Indemnified Party by legal counsel selected by the Customer would be inappropriate due to an actual or potential conflict of interest, or (iii) such Indemnified Party shall have been advised by counsel that there are legal defenses available to such Indemnified Party which are different from or in addition to those available to the Customer. In the event that such Indemnified Party so elects to employ separate counsel, the Customer shall not, in connection with any such action, claim or proceeding, be liable for the fees and expenses of more than one separate firm of attorneys at any time representing such Indemnified Party or Parties (together with any local counsel). The Customer shall not be liable for any settlement of any such action or proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if any action or proceeding is settled with its written consent, or there shall be a judgment against an Indemnified Party in any such action or proceeding and the Indemnified Party is entitled to be indemnified pursuant to paragraph 6(a) hereof, the Customer agrees to indemnify and hold harmless such Indemnified Party from and against any loss, claim, damage or liability by reason of such settlement or judgment. The Customer agrees that, without PLR’s prior written consent, which shall not be unreasonably withheld or delayed, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of this Agreement (whether or not PLR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding, or such settlement, compromise or consent, expressly states that neither the existence of such settlement, compromise or consent, nor the terms thereof may be used in any manner in any litigation involving an Indemnified Party.

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